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                               RETENTION AGREEMENT


THIS RETENTION AGREEMENT ("Agreement") is effective as of ___________, by and between PETCO Animal Supplies, Inc. ("PETCO") and ______________ ("Employee").

         A. EMPLOYEE is currently employed by PETCO. If the employment is pursuant to an Offer Letter of Employment ("Offer Letter"), a copy of the Offer Letter is attached hereto as Exhibit 1.

         B. Although PETCO presently anticipates no Change in Control, the Board of Directors wishes to plan for such a possibility and to ensure EMPLOYEE's continued dedication and efforts in such event without undue concern for personal, financial and employment security.

         C. The parties hereto desire to fulfill the above purpose according to the terms set forth in this Agreement.


                                    AGREEMENT

In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following words and phrases as used in this Agreement shall have the following respective meanings.

         a. CAUSE. A termination of employment for "Cause" is a termination precipitated by EMPLOYEE's:

                    (i) failure to substantially perform EMPLOYEE's duties with PETCO (other than due to incapacity resulting from physical or mental illness), which failure has continued for at least 30 days following receipt by EMPLOYEE of written notice specifying the failure to substantially perform,

                   (ii) engagement in conduct that is demonstrably and materially injurious to PETCO, monetarily or otherwise, which injurious conduct has continued for at least 30 days following EMPLOYEE's receipt of written notice specifying the injurious conduct and offering EMPLOYEE the opportunity to explain the conduct to the President/Chief Executive Officer; or

                  (iii) a material breach by Employee of any provision of this Agreement or the Offer Letter.

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         b.       CHANGE IN CONTROL. A "Change in Control" shall be deemed to occur:

                  (i) if any person or entity other than persons or entities currently owning more than five percent of PETCO's securities is or becomes the "beneficial owner" (as defined in rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of securities of PETCO representing 50% or more of the combined voting power of PETCO's then outstanding securities;

                  (ii) upon the approval by PETCO's stockholders and the consummation of a Transaction; or

                  (iii) if, during any period, members of the Incumbent Board cease for any reason to constitute at least a majority of the Board.

                  Notwithstanding the foregoing, a Change in Control pursuant to subparagraphs (ii) and (iii) above shall not be deemed to occur if immediately following the consummation of a Transaction or other event approved by the Incumbent Board, holders of PETCO's voting securities immediately prior to a Transaction either continue to own at least 50% of the combined voting power of PETCO's then outstanding voting securities if PETCO survives the Transaction or then own voting securities representing at least 50% of the combined voting power of each surviving entity after a Transaction.

         c. GOOD REASON. Termination of employment by EMPLOYEE for "Good Reason" is a termination of employment due to the occurrence of any one of the following events or conditions:

                  (i) a material change in EMPLOYEE's status, title, position or responsibilities which in the EMPLOYEE's reasonable judgment represents a substantial reduction of the status, title, position or responsibilities in effect immediately prior to the change;

                  (ii) the assignment of EMPLOYEE to a position which requires EMPLOYEE to relocate permanently to a site outside of San Diego County;

                  (iii) assigning EMPLOYEE any duties or responsibilities (other than due to a promotion) which in the EMPLOYEE's reasonable judgment are inconsistent with his/her status, title, position or responsibilities;

                  (iv) any removal of EMPLOYEE from or failure to reappoint or reelect EMPLOYEE to his/her previously held position, except in connection with a promotion, the termination of employment for Cause, as a result of permanent disability (as determined by EMPLOYEE's eligibility to receive disability benefits under any long-term disability plan PETCO may then

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                           have in effect), as a result of EMPLOYEE's death, or
                           by EMPLOYEE other than for Good Reason; or

                  (v) any material breach by PETCO of any provision of this Agreement or the Offer Letter.

         d. INCUMBENT BOARD. The "Incumbent Board" consists of the members of the Board of Directors of PETCO as of the date of this Agreement, to the extent they continue to serve as Board members and any individual who becomes a Board member after the date of this Agreement if (i) his or her election or nomination as a director was approved by a vote of at least two-thirds of the then Incumbent Board and such person does not own more than 20% of PETCO's securities, or (ii) such individual is a representative of an institutional investor that either owns less than 20% of PETCO's securities or was represented on the Board as of the date of this Agreement.

         e. SEVERANCE PERIOD. The "Severance Period" is the twelve-month period beginning on the date of termination of EMPLOYEE's employment or such longer period as offered by the acquiring company consistent with acquiring company's policies and practices or industry practices at that time.

         f. TRANSACTION. A "Transaction" means a merger or consolidation, reorganization, distribution of assets to stockholders by spin-off, split-up or otherwise, a sale or disposition of all or substantially all of PETCO's assets or a liquidation or dissolution of PETCO.

2. AT-WILL EMPLOYMENT. Notwithstanding any of the provisions in the Agreement, EMPLOYEE and PETCO understand and expressly agree that EMPLOYEE's employment is not for a specified term and that, other than during the first year following a Change in Control, EMPLOYEE's employment may be terminated by PETCO or by EMPLOYEE at any time, with or without notice, and with or without cause. EMPLOYEE and PETCO expressly agree that this provision is intended by EMPLOYEE and PETCO to be the complete and final expression of their understanding regarding the terms and conditions under which EMPLOYEE's employment may be terminated. EMPLOYEE and PETCO further understand and agree that no representation contrary to this provision is valid, and that this provision may not be augmented, contradicted or modified in any way, except by a writing signed by EMPLOYEE and PETCO's president.

3.       SEVERANCE

         a. EMPLOYEE shall be entitled to receive from PETCO severance benefits in the amount provided in subsection b, below, if in connection with a Change in Control or within one year after a Change in Control, EMPLOYEE's employment with PETCO is terminated; provided, however, that EMPLOYEE will not be entitled to any severance benefits if EMPLOYEE's termination of employment is


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                  (i) for Cause, (ii) by reason of permanent disability (as
                  determined by EMPLOYEE's eligibility to receive disability benefits under any long-term disability plan PETCO may then have in effect), (iii) initiated by EMPLOYEE for other than Good Reason or (iv) by reason of EMPLOYEE's death. Notwithstanding any other provision of this Agreement, the consummation of a Transaction in itself shall not be deemed a termination of employment entitling EMPLOYEE to severance benefits hereunder even if such event results in EMPLOYEE being employed by a different entity which assumes PETCO's obligations under this Agreement.

         b. If EMPLOYEE's services are terminated, entitling EMPLOYEE to severance benefits pursuant to subsection a, above, EMPLOYEE shall be entitled to the following benefits:

                  (i) During the Severance Period, PETCO shall continue to pay to EMPLOYEE base salary, less applicable withholding, at the rate and according to the payment schedule in place immediately prior to the termination of employment.

                  (ii) During the Severance Period, PETCO shall continue on behalf of EMPLOYEE (and EMPLOYEE's dependents and beneficiaries) life insurance, disability insurance, and medical, dental, and automobile benefits, if any, which were being provided to EMPLOYEE at the time of termination of employment and the expense shall be allocated between PETCO and EMPLOYEE on the same basis as prior to the date of termination of employment. The period of time during which such payments and continuation of coverage shall occur under this paragraph will run concurrently with any separate period of time during which the law requires continuation coverage. The benefits provided pursuant to this subsection shall be no less favorable to EMPLOYEE than the coverage provided to EMPLOYEE under the plans providing such benefits at the time notice of termination was given to EMPLOYEE. The obligation of PETCO under this subsection shall be limited to the extent that EMPLOYEE obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case PETCO may reduce the coverage of any benefits it is required to provide EMPLOYEE under this subsection, as long as the aggregate coverage of the combined benefit plans is no less favorable to EMPLOYEE, in terms of amounts and deductibles and costs to EMPLOYEE, than the coverage required to be provided under this subsection. This subsection shall not be interpreted so as to limit any benefits to which EMPLOYEE (or EMPLOYEE's dependents or beneficiaries) are entitled under any of PETCO's employee benefit plans, programs or practices following EMPLOYEE's date of termination of employment. The provision of continued benefits to EMPLOYEE under this subsection shall not deprive EMPLOYEE of any

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                           independent statutory right to continue benefits
                           coverage pursuant to sections 601 through 606 of the Employee Retirement Income Security Act of 1974, as amended; and

                  (iii) On the date of termination of employment, PETCO shall pay EMPLOYEE an amount equal to the bonus, if any, EMPLOYEE would have received had EMPLOYEE remained in PETCO's employment during the Severance Period. For purposes of this paragraph, the bonus is calculated as the greater of the prorata bonus norm or actual bonus earned.

                  (iv) The above provisions set forth the minimum severance benefits and do not prohibit better severance benefits being offered that are consistent with the acquiring company's policies and practices or industry practices at that time.

                  (v) Nothing in this Retention Agreement is meant to prohibit an employee from continuing to contribute to his or her 401(k) plan during the Severance Period.

4. ACCELERATION OF OPTIONS. Pursuant to the authority granted to the Board Committee under Section 4.7 of PETCO's amended and restated 1994 Stock Option Plan (the "Plan"), in the event of the occurrence of a Change in Control, all of EMPLOYEE's rights to exercise option(s) granted under the Plan and held by EMPLOYEE at the time of the Change in Control shall immediately vest resulting in these option(s) becoming immediately exercisable for the period specified in the section of the respective option(s) relating to vesting of options, if the period specified is less than three months, then three months after which time the option(s) shall expire.

5. TERM OF AGREEMENT. This Agreement shall continue in full force and effect until terminated as provided in this section. This Agreement shall terminate on the earlier of:

         a. July 31st of a year after 1996, if the Board of Directors by the affirmative vote of a majority of its members prior to May 1 of such year and prior to the occurrence or consideration of a specific Change in Control, has voted to terminate this Agreement; or

         b. if EMPLOYEE's services are terminated prior to the occurrence of a Change in Control or after the first anniversary of a Change in Control, the date of such termination of services;

         c. if EMPLOYEE's services are terminated upon or within the first year following a Change in Control under circumstances where EMPLOYEE would not be entitled to severance benefits pursuant to this Agreement, the date of such termination of services; or

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         d.       after a Change in Control, the date on which any successor to
                  PETCO has performed all of its obligations under Section 3 of this Agreement and EMPLOYEE has performed all of EMPLOYEE's obligations under Section 3 of this Agreement.

6.       AGREEMENT NOT TO USE TRADE SECRETS.

         a. TRADE SECRETS IN GENERAL. During the course of EMPLOYEE's employment, EMPLOYEE will have access to various trade secrets of PETCO. A "Trade Secret" is information, which is not generally known to the public and, as a result, is of economic benefit to PETCO in the conduct of its business. EMPLOYEE and PETCO agree that Trade Secrets shall include, but not be limited to, all information developed or obtained by PETCO, comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): all methods, technics, processes, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, recipes, formulas, marketing programs and plans, layout and design, financial structure, operational methods and tactics, cost information, the identity of suppliers or customers of PETCO, customer lists, accounting procedures, databases, and any document, record or other information of PETCO relating to the above. Trade Secrets include not only information belonging to PETCO which existed before the date of this Agreement, but also information developed by EMPLOYEE or PETCO or PETCO's employees during the term of this Agreement and thereafter.

         b. RESTRICTION ON USE OF TRADE SECRETS. EMPLOYEE agrees that EMPLOYEE's use of trade secrets is subject to the following restrictions during the term of this Agreement and for an indefinite period thereafter, so long as the Trade Secrets have not become generally known to the public.

                  (i) NON-DISCLOSURE. EMPLOYEE will not publish or disclose, or allow to be published or disclosed, Trade Secrets to any person who is not an employee of PETCO unless such disclosure is necessary for the performance of EMPLOYEE's obligations under this Agreement. Disclosure to someone who is not an employee of PETCO must first be authorized in writing by PETCO's president.

                  (ii) NON-REMOVAL. EMPLOYEE will not remove any Trade Secrets from the office of PETCO or the premises of any facility in which PETCO is performing services, or allow such removal, unless permitted in writing by PETCO's president.

                  (iii) PROHIBITION AGAINST UNFAIR COMPETITION. At any time after the termination of EMPLOYEE's employment with PETCO for any reason, EMPLOYEE will not engage in competition with PETCO while making use of the Trade Secrets of PETCO.

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         c.       SOLICITATION OF EMPLOYEES. EMPLOYEE will be called upon to work closely with employees of PETCO in performing services under this Agreement. EMPLOYEE expressly agrees that EMPLOYEE will not, during EMPLOYEE's employment with PETCO and for one year thereafter, solicit or take away any employee of PETCO. In addition, all information about such employees which becomes known to EMPLOYEE during the course of EMPLOYEE's employment with PETCO, and which is not otherwise known to the public, is a Trade Secret of PETCO and shall not be used by EMPLOYEE in soliciting or taking away employees of PETCO at any time during or after termination of EMPLOYEE's employment with PETCO.

         d. COMPETITION DURING EMPLOYMENT. During EMPLOYEE's employment with PETCO, EMPLOYEE will not render services or give advice to, affiliate with (as employee, partner, consultant or otherwise) or invest or acquire any interest in, in whole or in significant part, any other person or organization which is engaged in or about to become engaged in franchising, developing, owning or operating a retail store specializing in pet food supplies and/or services (a "Conflicting Organization"). EMPLOYEE shall not, however, be prohibited from investing in securities of any Conflicting Organization that is listed on a national securities exchange or traded on the NASDAQ stock market, providing that EMPLOYEE does not own, or have the right to acquire, more than three percent of the outstanding voting securities of such company.

         e. RETURN OF PROPERTY. Upon the termination of EMPLOYEE's employment for any reason, EMPLOYEE shall immediately deliver to PETCO all originals and copies of documents, records, computer disks, hard copy printouts of computer disks, software programs, keys, security access cards, credit cards, financial information, procedures, proposals, reports, computers, and other items and information within EMPLOYEE's possession or control, belonging to PETCO or in any way related to the business of PETCO or the services EMPLOYEE performed for PETCO, including, but not limited to, any and all of PETCO's Trade Secrets.

         f. VIOLATIONS OF TRADE SECRETS, SOLICITATION, COMPETITION CLAUSES AND/OR RETURN OF PROPERTY. EMPLOYEE agrees and acknowledges that the violation of any of the provisions contained in
                  Section 6 would cause irreparable injury to PETCO, that the remedy at law for any violation or threatened violation thereof would be inadequate and PETCO shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages. EMPLOYEE agrees that such relief shall be available in a court of law regardless of the arbitration provision contained in Section 14 of this Agreement. In any proceeding by PETCO to enforce any of the provisions contained in Section 6, the prevailing party shall be entitled to reimbursement of all costs and reasonable attorneys' fees incurred in such litigation.

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7.       SUCCESSORS. This Agreement shall bind, and then be enforced by, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of PETCO, in the same manner and to the same extent that PETCO would be obligated under or entitled to enforce this Agreement if no succession had taken place. In the case of any Transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, PETCO shall use its best efforts to require such successor expressly and unconditionally to assume and agree to perform PETCO's obligations under this Agreement, in the same manner and to the same extent that PETCO would be required to perform if no such succession had taken place unless PETCO previously arranged to establish an escrow to satisfy its obligations thereunder.

8. ENTIRE AGREEMENT. Except as otherwise provided for in this Agreement, this Agreement, together with the Offer Letter, if any, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto; provided, however, that the terms of the option(s) granted to EMPLOYEE under the Plan are not superseded except to the extent that this Agreement provides severance compensation and benefits which are greater than under the Offer Letters and that this Agreement restricts competition with PETCO for a longer period than under the option(s) or the Offer Letters in either of which case the provision of this Agreement shall govern.

9. ASSIGNMENT. This Agreement shall not be assignable by EMPLOYEE. Any and all assignments of this Agreement or any interest therein by EMPLOYEE shall be void.

10. NO WAIVER. Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision of this Agreement operate as a waiver of such provision or of any other provision of this Agreement.

11. CAPTIONS. The captions and headings of this Agreement are for convenience only and shall in no way limit or otherwise affect any of the terms or provisions contained herein.

12. SEVERABILITY. Should any provision of this Agreement, or its application, to any extent be held invalid or unenforceable, the remainder of this Agreement and its application, excluding such invalid or unenforceable provisions shall not be affected by such exclusion and shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

13. GOVERNING LAW. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of California.

14. ARBITRATION. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual

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         settlement of any such controversy. If, the dispute cannot be resolved, it shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Arbitration will be conducted pursuant to the provisions of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be San Diego County, California.

15. AMENDMENTS. No amendment or modification of these terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

16. COUNTERPARTS. This Agreement may be executed in counterparts, and if so executed, each such counterpart shall have the force and effect of an original.

17. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by mail to his/her residence in the case of the EMPLOYEE, or hand delivered to the EMPLOYEE, or to PETCO's principal office (corporate office) in the case of PETCO.

18. CONSTRUCTION. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement or caused it to be drafted.

19. AUTHORITY TO SIGN. Each individual signing this Agreement directly and expressly warrants that he/she has been given and has received and accepted authority to sign and execute the Agreement on behalf of the party for whom it is indicated he/she has signed, and further has been expressly given and received and accepted authority to enter into a binding agreement on behalf of such party with respect to the matters contained herein and as stated herein.

20. ACKNOWLEDGMENT. EMPLOYEE acknowledges that EMPLOYEE has been advised by PETCO to consult with independent counsel of EMPLOYEE's own choice, at EMPLOYEE's expense, concerning this Agreement, that EMPLOYEE has had the opportunity to do so, and that EMPLOYEE has taken advantage of that opportunity to the extent that EMPLOYEE desires. EMPLOYEE further acknowledges that EMPLOYEE has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on EMPLOYEE's own judgement.

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IN WITNESS HEREOF, the parties have executed this Agreement as of the date set forth above.


                                 PETCO ANIMAL SUPPLIES, INC.


                                 By:  /s/ BRIAN K. DEVINE
                                 --------------------------------------------
                                      Brian K. Devine

                                 Its: Chairman, President and CEO
                                 --------------------------------------------




                                 EMPLOYEE



                                 --------------------------------------------


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